As filed with the Securities and Exchange Commission on June 2, 2006
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC CONTINENTAL CORPORATION
(Exact name of registrant as specified in its charter)

OREGON (State or other jurisdiction of incorporation or organization)	93-1269184 (I.R.S. employer identification no.)
111 West 7th Avenue, Eugene, Oregon 97401 (541) 686-8685
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2006 Stock Option and Equity Compensation Plan
(Full title of plans)

Copies of communications to:

KUMI YAMAMOTO BARUFFI, ESQ. Graham & Dunn P.C. Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 (206) 340-9667	HAL BROWN President and CEO 111 West 7th Avenue Eugene, Oregon 97401 (541) 686-8685
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount	offering price	Aggregate offering	Amount of
to be registered	to be registered (1)	per share (2)	price (2)	registration fee (2)

Common shares	500,000	$16.66	$8,330,000	$891.31

Notes:
     1. Shares of Registrant’s Common Stock issuable upon exercise of options outstanding under the 2006 Stock Option and Equity Compensation Plan (the “Plan”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.
     2. Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), the price per share is estimated to be $16.66 based upon the average of the high ($16.66) and the low ($16.65) trading prices of the common stock, no par value per share of Pacific Continental Corporation as reported on the Nasdaq Stock Market on May 30, 2006.

PART I
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Annual Information
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX OF EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 23.3
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     Pacific Continental Corporation (“Company” or “Registrant”) will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) to each participant in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 1. Plan Information *
Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.
PART II.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The documents listed below are incorporated by reference in the Registration Statement. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to Registrant’s filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above.

(c)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form S-4 (No. 333-128968) filed with the SEC on October 12, 2005.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares offered pursuant to the Plans will be passed upon by Graham & Dunn PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, Washington 98121-1128.
Item 6. Indemnification of Directors and Officers.
     The Articles of Incorporation of the Registrant provides, among other things, for limitation of directors’ liability to the Registrant and to their respective shareholders. Accordingly, directors will not incur personal legal liability for actions taken while acting for the Bank or the Registrant within the scope of their employment, which were not the result of conduct finally adjudged to be egregious conduct. Egregious conduct is defined as intentional misconduct, a knowing violation of law, participation in any transaction from which the person will personally receive a benefit in money, property, or services to which that person is not legally entitled, on unlawful distribution under the Oregon Bank Act, or conduct for which the person is adjudged liable to the corporation.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of Moss Adams LLP

23.3	Consent of Zirkle, Long, Trigueiro & Ward, LLC

24.1	Powers of Attorney (see the Signature Page)

99.1	2006 Stock Option and Equity Compensation Plan

99.2	Form of Restricted Stock Award Agreement

99.3	Form of Stock Option Agreement

Exhibit
Number	Description

99.4	Form of Restricted Stock Units Agreement

99.5	Form of Stock Appreciation Rights Agreement
Item 9. Undertakings.
     A. The undersigned Registrant hereby undertakes:
          1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
                    Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.
          2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon, on May 16, 2006.

PACIFIC CONTINENTAL CORPORATION

By:	/s/ Hal Brown
Hal Brown
President and Chief Executive Officer
POWER OF ATTORNEY
     Each person whose individual signature appears below hereby authorizes and appoints Hal Brown and Michael A. Reynolds, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.
     Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons, in the capacities indicated, on May 16, 2006.

Signature	Title

/s/ Hal Brown	President, Director and C.E.O.

Hal Brown	(Principal Executive Officer)

/s/ Michael A. Reynolds	Vice President and C.F.O.

Michael A. Reynolds	(Principal Financial and Accounting Officer)

Signature	Title

/s/ Robert A. Ballin

Robert A. Ballin	Director

/s/ Donald A. Bick	Director

Donald A. Bick

/s/ Larry G. Campbell

Larry G. Campbell	Director

/s/ Michael E. Heijer	Director

Michael E. Heijer

/s/ Michael S. Holcomb	Director

Michael S. Holcomb

/s/ Michael D. Holzgang	Director

Michael D. Holzgang

/s/ Donald L. Krahmer, Jr.	Director

Donald L. Krahmer, Jr.

/s/ Donald G. Montgomery	Director

Donald G. Montgomery

/s/ John H. Rickman	Director

John H. Rickman

/s/ Ronald F. Taylor	Director

Ronald F. Taylor

INDEX OF EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of Moss Adams LLP

23.3	Consent of Zirkle, Long ,Trigueiro & Ward, LLC

24.1	Powers of Attorney (see the Signature Page)

99.1	2006 Stock Option and Equity Compensation Plan

99.2	Form of Restricted Stock Award Agreement

99.3	Form of Stock Option Agreement

99.4	Form of Restricted Stock Units Agreement

99.5	Form of Stock Appreciation Rights Agreement